Exhibit 5.1

McGuireWoods LLP Gateway Plaza 800 East Canal Street Richmond, VA 23219 Phone: 804.775.1000 Fax: 804.775.1061 www.mcguirewoods.com

April 2, 2018

Dominion Energy, Inc.

120 Tredegar Street

Richmond, Virginia 23219

Ladies and Gentlemen:

We have acted as special counsel to Dominion Energy, Inc., a Virginia corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (File No. 333-219088) (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of certain securities, including the Company’s common stock, no par value (the “Common Stock”) and (ii) the offer and sale by the Company of up to 23,000,000 shares of Common Stock as described in the Company’s Prospectus, dated June 30, 2017 (the “Prospectus”) and Prospectus Supplement, dated March 27, 2018 (the “Prospectus Supplement”). The Registration Statement became effective on June 30, 2017. This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Act.

The offer and sale of the Common Stock is proposed to occur in the following manner. The Company, Credit Suisse Capital LLC and Goldman Sachs & Co. LLC, each in its capacity as agent and/or affiliate (as applicable) of a Forward Purchaser (as defined below) and/or seller of Shares (each in such capacity, a “Forward Seller” and collectively, the “Forward Sellers”), have entered into an Underwriting Agreement dated March 27, 2018 (the “Underwriting Agreement”) with each of the several Underwriters named in Schedule I thereto (the “Underwriters”), for whom Credit Suisse Securities (USA) LLC and Goldman Sachs & Co. LLC are acting as representatives. The Forward Sellers have entered into the Underwriting Agreement at the request of the Company and in connection with the Forward Sale Agreements (as defined below). Subject to the Top Up Provision (as defined below), the Underwriting Agreement provides for the sale by the Forward Sellers and the purchase by the Underwriters, acting severally and not jointly, of an aggregate of 20,000,000 shares (the “Borrowed Underwritten Shares”) of the Common Stock, and (b) the grant by the Company to the several Underwriters, of an option to purchase all or any portion of an additional 3,000,000 shares of Common Stock (the “Additional Option Shares”).

As used herein, “Forward Sale Agreements” means the letter agreements dated March 27, 2018 between the Company and each of Credit Suisse Capital LLC and Goldman Sachs & Co. LLC (each, a “Forward Purchaser” and collectively, the “Forward Purchasers”), respectively, relating to the forward sale by the Company and the purchase by the Forward Purchasers, subject to the Company’s right to elect cash settlement or net share settlement in accordance with the terms of the Forward Sale Agreements, of a number of shares of Common Stock equal to the number of Borrowed Underwritten Shares sold by the Forward Sellers pursuant to the Underwriting Agreement. The term “Additional Forward Sale Agreements” refers to additional letter agreements which may be entered into between the Company and each of the Forward Purchasers in the event that the Underwriters exercise their option to purchase any or all of the Additional Option Shares. In the event that the Additional Forward Sale Agreements are entered into by the Company and the Forward Purchasers, the Underwriting Agreement provides that the Forward Purchasers, in their capacity as Forward Sellers, will sell and the Underwriters, acting severally and not jointly, will purchase an aggregate of the number of shares of Common Stock covered by the Additional Forward Sale Agreements (the “Borrowed Option Shares”), subject to the Top Up Provision. The term “Top Up Provision” refers to a provision in the Underwriting Agreement which requires the Company, in certain circumstances where the Forward Sellers are unable to deliver any or all the Borrowed Underwritten Shares or the Borrowed Option Shares on commercially reasonable terms, to issue and sell to the Underwriters under the Underwriting Agreement shares of Common Stock (the “Company Top-Up Underwritten Shares” or the “Company Top-Up Option Shares,” as applicable) to replace the Borrowed Underwritten Shares or the Borrowed Option Shares that the Forward Sellers have been unable to deliver.

The Borrowed Underwritten Shares and the Company Top-Up Underwritten Shares are herein referred to collectively as the “Underwritten Shares.” The Borrowed Option Shares and the Company Top-Up Option Shares are herein referred to collectively as the “Option Shares.” The Company Top-Up Underwritten Shares and the Company Top-Up Option Shares are herein referred to collectively as the “Company Shares.” The Underwritten Shares and the Option Shares are herein referred to collectively as the “Shares.”

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a) the Registration Statement;

(b) the Prospectus;

(c) the Prospectus Supplement;

(d) the Underwriting Agreement;

(e) the Forward Sale Agreements; and

(f) the form of the Additional Forward Sale Agreements.

In addition we have examined and relied upon the following:

(i)    a certificate from the assistant secretary of the Company certifying as to (A) true and correct copies of the articles of incorporation and bylaws of the Company (the “Organizational Documents”) and (B) the resolutions of the Board of Directors of the Company effective June 23, 2017 authorizing the filing of the Registration Statement and regarding the amount of securities authorized to be issued under the Registration Statement and the resolutions of senior officers of the Company effective March 27, 2018 relating to the offer and sale of the Shares by the Company under the Forward Sale Agreements and the Additional Forward Sale Agreements, if any, and the offer and sale of the Shares by the Forward Sellers and/or the Company under the Underwriting Agreement;

(ii)    a certificate dated April 2, 2018 issued by the State Corporation Commission of the Commonwealth of Virginia attesting to the corporate status and good standing of the Company in the Commonwealth of Virginia; and

(iii)    originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

“Applicable Law” means the law of the Commonwealth of Virginia.

“Subject Documents” means the Underwriting Agreement, the Forward Sale Agreements and the Additional Forward Sale Agreements.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a)    Factual Matters. To the extent that we have reviewed and relied upon (i) certificates of the Company or authorized representatives thereof, (ii) representations of the Company set forth in the Subject Documents and (iii) certificates and assurances from public officials, all of such certificates and assurances are accurate with regard to factual matters.

(b)    Signatures. The signatures of individuals who have signed or will sign the Subject Documents are genuine and (other than those of individuals signing on behalf of the Company) authorized.

(c)    Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(d)    Organizational Status, Power and Authority and Legal Capacity of Certain Parties. All parties to the Subject Documents are validly existing and in good standing in their respective jurisdictions of formation and have the capacity and full power and authority to execute, deliver and perform the Subject Documents and the documents required or permitted to be delivered and performed thereunder, except that no such assumption is made as to the Company as of the date hereof. All individuals who have signed the Subject Documents had the legal capacity to execute such Subject Documents.

(e)    Authorization, Execution and Delivery of Subject Documents. The Subject Documents and the documents required or permitted to be delivered thereunder have been duly authorized by all necessary corporate, limited liability company, business trust, partnership or other action on the part of the parties thereto and have been duly executed and delivered by such parties, except that no such assumption is made as to the Company.

(f)    Subject Documents Binding on Certain Parties. The Subject Documents and the documents required or permitted to be delivered thereunder are valid and binding obligations enforceable against the parties thereto in accordance with their terms.

(g)    Noncontravention. Neither the offer and sale of the Shares or the execution and delivery of the Subject Documents by any party thereto nor the performance by such party of its obligations thereunder will conflict with or result in a breach of (i) the certificate or articles of incorporation, bylaws, certificate or articles of organization, operating agreement, certificate of limited partnership, partnership agreement, trust agreement or other similar organizational documents of any such party, except that no such assumption is made with respect to the Company as to its Organizational Documents, (ii) any law or regulation of any jurisdiction applicable to any such party, except that no such assumption is made with respect to the Company as to any Applicable Law or (iii) any order, writ, injunction or decree of any court or governmental instrumentality or agency applicable to any such party or any agreement or instrument to which any such party may be a party or by which its properties are subject or bound, except that no such assumption is made with respect to the Company as to the Subject Documents.

(h)    Governmental Approvals. All consents, approvals and authorizations of, or filings with, all governmental authorities that are required as a condition to the offer and sale of the Shares or to the execution and delivery of the Subject Documents by the parties thereto or the performance by such parties of their obligations thereunder have been obtained or made, except that no such assumption is made with respect to any consent, approval, authorization or filing that is applicable to the Company.

(i)    No Mutual Mistake, Amendments, etc. There has not been any mutual mistake of fact, fraud, duress or undue influence in connection with the offer and sale of the Shares as contemplated by the Registration Statement, Prospectus and the Prospectus Supplement. There are no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms of the Subject Documents.

Our Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1.    Organizational Status. The Company is a validly existing corporation under the laws of the Commonwealth of Virginia, and is in good standing under such laws.

2.    Power and Authority. The Company has the corporate power and authority to issue the shares of its Common Stock under the Forward Sales Agreements and the Additional Forward Sales Agreements and to issue the Company Top-Up Underwritten Shares and the Company Top-Up Option Shares.

3.    Validity.

(a)    When (i) the shares of Common Stock have been issued and sold as contemplated by the Forward Sales Agreements and the Additional Forward Sales Agreements, (ii) the Company has received the consideration provided for in the Forward Sales Agreements and the Additional Forward Sales Agreements, (iii) certificates in the form required under the laws of the Commonwealth of Virginia representing such shares are duly executed, countersigned, registered and delivered, if such shares are certificated, and (iv) book-entry notations in the form required under the laws of the Commonwealth of Virginia have been duly made in the share register of the Company, if such shares are not represented by certificates, such shares of Common Stock will be validly issued, fully paid and non-assessable.

(b)    When (i) the Company Top-Up Underwritten Shares and the Company Top-Up Option Shares have been issued and sold as contemplated by the Underwriting Agreement, (ii) the Company has received the consideration provided for in the Underwriting Agreement for the Company Top-Up Underwritten Shares and the Company Top-Up Option Shares, (iii) certificates in the form required under the laws of the Commonwealth of Virginia representing such shares are duly executed, countersigned, registered and delivered, if such shares are certificated, and (iv) book-entry notations in the form required under the laws of the Commonwealth of Virginia have been duly made in the share register of the Company, if such shares are not represented by certificates, such Company Top-Up Underwritten Shares and the Company Top-Up Option Shares will be validly issued, fully paid and non-assessable.

Qualification and Limitation Applicable to Our Opinions

The opinions set forth above are limited to the Applicable Law, and we do not express any opinion concerning any other law.

Miscellaneous

The foregoing opinion is being furnished only for the purpose referred to in the first paragraph of this opinion letter. Our opinions are based on statutes, regulations and administrative and judicial interpretations which are subject to change. We undertake no responsibility to update or supplement these opinions subsequent to the date hereof. Headings in this opinion letter are intended for convenience or for reference only and shall not affect its interpretation. We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and the incorporation of this opinion by reference in the Registration Statement and to references to us under the heading “Legal Matters” in the Registration Statement and in the Prospectus Supplement relating to the Shares. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ McGuireWoods LLP

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